Exhibit 4.114

Online Securities Business Cooperation Agreement

Party A: Greatwall Securities Co., Ltd
Legal Representative: Huang Yaohua
Address: Building No. 14, 16, 17, Press Plaza, No.6008 Shennan Avenue, Futian District, Shenzhen
Tel: 0755-83516141
Fax: 0755-83516189

Party B: Beijing Glory Technology Co., Ltd
Legal Representative: Zhao Zhiwei
Address: Room 1132-1133, No.10, Xuan Wu Men Wai Street, Xicheng District, Beijing
Tel:  010-58325389
Fax:  010-58325200
This Agreement is entered into by and between Party A and Party B on 8 July, 2014.

WHEREAS:
Party A, Greatwall Securities Co. Ltd, is a comprehensive securities corporation approved by China Securities Regulatory Commission (CSRC), and has various financial products, services and businesses as well as the core financial support system, and is committed to providing convenient, fast and safe financial services to customers.
Party B, Beijing Glory Technology Co., Ltd is an affiliate of China Finance Online Co., Ltd. China Finance Online Co., Ltd., is a duly established corporate entity and listed on NASDAQ, which owns (www.jrj.com), a professional and high-end finance comprehensive new media platform, and (www.stockstar.com)(“Party B`s Website”).
NOW, THEREFORE, Party A and Party B hereby enter into this Agreement for a solution to guide investors to open accounts and online transaction by investors, based on the principles of complementary advantages and reciprocity, and through friendly consultation.

1	SCOPE AND CONTENT OF COOPERATION
1.1
Guiding Customers: On Party B's Website, Party B will embed a link to Party A's online account opening system and guide customers to open securities account (including but not limited to stock account, wealth management account and fund account) with Party A.

1.2
Securities Transaction Interfacing Cooperation: After the identity of users (or investors) at Party B's Website are verified by Party B, Party B will bind the verified accounts of users with their own accounts opened with Party A. After the accounts are bound, customers may access Party A's securities transaction system via the order system on Party B's Website to transact securities and purchase Party A's wealth management and service products ("Channel Service").

Note: The "Order System" referred to herein shall mean the [Stock Transaction Platform at www.jrj.com and www.stockstar.com].

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2	TERMS AND CONDITIONS OF BUSINESS COOPERATION
2.1	Party A's Rights and Obligations:
2.1.1	Support for Application of Authorization. Party A shall assist Party B in deploying the production system, testing and debugging the network connection and applying for authorization, etc.
2.1.2
Technical Connection. Party A shall appoint certain special persons to promptly eliminate technical failure in case of any failure in the technical interface between both Parties. Party A shall expressly notify Party B of the proper access to transactions and countermeasures to accidents, as well as Party A's contact information etc.

2.1.3
Provision of Service to New Customers. The new customers referred herein shall mean the customers opening securities transaction account on Party A`s online account opening system, who is guided via Party B`s Website or other websites affiliating or cooperating with China Finance Online Co., Ltd or due to any hint on such websites. Party A shall provide standardized customer service on securities to the customers guided by Party B.

2.1.4
The Principle on Cooperative Interests Distribution. Party B shall be responsible for the customer marketing and guide customer flow. It shall guide customers through Party B`s Website or the marketing, promotion, guidance, links on the website channel of other affiliates or cooperative parties, and finally lead them to Party A`s online opening system to successfully open securities accounts. Such customers shall be defined as "Customers guided by Glory". Party A shall pay consulting service fee to Party B corresponding to the business incurred by the customers guided by Guosheng Rongyuan, the payment standard of which shall be carried out as agreed by the Parties.

2.1.5
Provision of Customer Service Plan. Party A shall provide Party B with the technical development support for accessing to transactions at domestic securities exchange, and after the identity of customers has been verified and customer account has been bound by Party B, allow customer to access to Party A's securities transaction system for securities transaction via Party B's order system. The customer service problems related to opening account, transactions in Party A`s transaction system shall be borne and handled by Party A. In order to optimize customer service, Party A shall provide Party B with the library of service problems, so that new customers may immediately search and inquire about relevant problems online. In addition, Party A shall provide each customer with a unique service number and customer service specialist support, so that the customers may consult on relevant services by telephone, including but not limited to guidance for account opening and online operation. Where an event is designed and initiated by Party B, Party B shall provide consulting service to the customers.

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2.1.6
Obligation of Risk Disclosure. Party A shall sufficiently disclose risks regarding securities transaction to new customers, and cause new customers to execute the online and off-line risk disclosure form and others compliance documents that must be executed under the law based on the activities of securities transaction.

2.1.7
Authentication information matching service. At the beginning when Party B is building its channel service system, Party A shall provide Party B with the transaction authentication information matching service, so that Party A's assess point may conduct consistency verification for Party B's transaction system sending the connection request.

2.2	Rights and Obligations of Party B:
2.2.1
Technical Connection. Party B shall investigate barriers on the technical cooperation interface between both Parties 24 hours every day. If any barrier that would hinder any customer to place an instruction is found, Party B shall promptly contact with Party A's designated persons to eliminate the barrier. Where the barrier cannot be eliminated during the non-transaction time, Party B must give a public announcement to all customers, so as to avoid damages or losses to customers.

2.2.2
Guidance to Open Accounts. Party B shall coordinate its website to launch the Channel Service required hereunder, and shall guide the new customers registered on Party B`s Website to open account via Party A's online account opening system.

2.2.3
Guaranteeing Online Transaction Channel. Party B shall provide sufficient technologies to guarantee that investors with newly opened accounts may access to their transaction account opened with Party A during the transaction time via the designated web page on Party B`s Website to transact stock investment and place fund instructions. Where any investor's transaction instruction cannot be placed successfully due to any technical issue, Party B shall provide the technical failure elimination service 24 hours*7 days.

2.2.4
Secondary Development Technical Support. Based on the cooperation hereunder, if Party A requests Party B to make any technical improvement or fix any security bug, Party B shall actively cooperate with Party A.

2.2.5
Business Promotion. The Parties confirm that the channel platform of the current online transactions shall be Prty B`s Website. Party B shall actively promote this cooperative business so that the users can gradually connect the online transaction channel via multiple platforms and realize the securities transactions and online purchase of other products of Party A.

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2.2.6
Technical Security Protection. Party B shall use commercial reasonable efforts to ensure the secure and stable operation of its channel service system, guarantee the continuity and reliability of system business, and prevent unauthorized access to the system, including but not limited to use of reasonable software and other measures to prevent virus or any other harmful code from entering into the system.

2.2.7
Local Compliance. The channel service used by Party B shall be deployed within the territory of the People's Republic of China, and shall satisfy the requirements of technical audit or regulatory authority for field inspection and the requirements of China judicial authority for investigation and evidence collection.

2.2.8
Regular Assessment. Party B shall regularly assess the status of information resources at Party B's channel service system, predict the demand of capacity based on the real-time monitoring information and predictable business development demand, ensure sufficient processing ability, storage capacity and communication bandwidth, satisfy the demand of business increase, and ensure high availability of its services.

2.2.9	Party B shall ensure the confidentiality, integrity and service availability of the information on Party B's order system through technical measures and management means.
2.2.10
Party B shall use reasonable efforts to ensure the secure and stable operation of its system, guarantee the continuity and reliability of transaction system business, and prevent unauthorized access to the system, including but not limited to Party B`s use of reasonable software and other measures to prevent virus or any other harmful code from entering into the system.

2.2.11
The order system used by Party B shall be deployed within the territory of the People's Republic of China, and shall satisfy the requirements of technical audit or regulatory authority for field inspection and the requirements of China judicial authority for investigation and evidence collection. The physical site deploying Party B's order system shall comply with Party A's requirements for building information system.

2.2.12
Party B's order system shall provide sufficient identification information, so that Party A's assess point may conduct consistency verification for Party B's transaction system sending the connection request.

2.2.13	Party B's order system shall conduct strict virus scan and Trojan check, and ensure that it will cause any damage to Party A's business system.
2.2.14
Party B shall regularly assess the status of information resources at Party B's platform system, predict the demand of capacity based on the real-time monitoring information and predictable business development demand, ensure sufficient processing ability, storage capacity and communication bandwidth, satisfy the demand of business increase, and ensure high availability of the securities services.

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2.2.15	With respect to the order system testing, Party B shall submit a detailed testing report to Party A for verification and confirmation.

3	CONFIDENTIALITY
3.1	Content and Scope of Confidentiality.
3.1.1
Content and scope of confidentiality obligation to be complied with by each Party shall include all information and data received by either Party ("Receiving Party") from the other Party ("Disclosing Party") in writing or orally, which are developed, created, discovered or known by the Disclosing Party, or transfered to the Disclosing Party, commercially valuable such the Disclosing Party`s business, non-public, confidential or relating to the Disclosing Party or the cooperation between both Parties hereunder ("Confidential Information").

3.1.2
The "Confidential Information" referred to herein shall include but not limited to trade secret, computer program, design technology, proprietary technology, processes, data, business and product development plan, customer information and other information relating to the business of such Disclosing Party, and any non-public confidential information related to the Disclosing Party received by such Disclosing Party from any third party.

3.1.3	For the purpose of this Agreement, "Confidential Information" shall exclude:
3.1.3.1	Any information has become public, not due to disclosure by the Receiving Party;
3.1.3.2	Any information made public with the approval of the Disclosing Party or its authorized representative;
3.1.3.3	Any information independently developed by the Receiving Party without direct or indirect utilization of the "Confidential Information" of the Disclosing Party;
3.1.3.4	Any information has been properly and lawfully owned by the Receiving Party prior to the disclosure thereof.
3.2	Confidentiality Obligation of Both Parties
3.2.1
Both Parties hereby undertake that the content and scope of confidentiality obligation specified in Article 3.1 shall be binding upon both Parties during the term of this Agreement and within two years upon expiration or termination of this Agreement.

3.2.2
Unless it is otherwise required by the law, neither Party may disclose any Confidential Information to any third party in whatever forms for any purpose other than for performance of this Contract, other than the Confidential Information disclosed by the Receiving Party before or after the start of business cooperation hereunder as required by the court, arbitration tribunal, securities exchange, trade association or any other judicial, administrative or regulatory authority, or self-regulatory organization, or as required by laws, regulations, administrative rules or other regulatory provisions.

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3.2.3
During the performance of this Agreement, if either Party has to make public any information regarding the rights or obligations of the other Party, it shall give a prior notice to the other Party and obtain the written notice of the other Party, unless it is otherwise required by the laws or it is not practically feasible.

3.2.4
Both Parties agree to take all reasonable steps to procure their employees that have directly accessed to the Confidential Information will not disclose or disseminate any Confidential Information in violation of this Agreement.

4	FORCE MAJEURE
4.1
After this Agreement is entered into, if either Party fails to perform all or part of its obligations hereunder due to any unforeseeable, inevitable or uncontrollable event (i.e. event of force majeure), such as fire, drought, typhoon, blizzard, earthquake, war or change to any policy or regulation, its liabilities for breach of contract may be released wholly or partly to the extent of the effect caused by the force majeure.

4.2
The Party affected by the force majeure shall notify the other Party of the occurrence of force majeure and the effect thereof, and within a reasonable period, provide the other Party with a written certificate of such event issued by the relevant authority.

5	SETTLEMENT OF DISPUTE AND ASSUMPTION OF LIABILITIES
5.1
Any dispute with any customer with newly opened account or registered at Party B`s Website and purchased other products or service of Party A by using the service agreed herein ("other users"), or damages arising from the channel service provided by Party B hereunder shall be settled and assumed by Party B. Party A shall actively assist Party B in settling the dispute, and provide relevant information as required. Party A shall legally bear the liabilities corresponding to its misconduct, if any. Party B shall only be responsible for customer`s loss incurred due to Party B`s fault when the customer has not accessed to the transaction interface of Party A. The disputes and losses caused due to the transaction instructions placed by the customer through Party B`s channel service shall be borne by Party A.

5.2
If any customer with newly opened account or registered at Party B`s Website and purchased other products or service of Party A by using the service agreed herein ("other users") files an action against Party B as defendant due to such claim, Party A shall actively assist Party B in providing the relevant evidence.

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6	DEFAULT AND LIABILITIES
6.1	Default. Any of the following events constitutes a default hereunder:
6.1.1
Either Party substantially violates any provision hereof, or fails to perform any obligation hereunder in any substantial aspect, and fails to make remedy within 10 days upon receiving a written notice for remedy from the other Party; or

6.1.2	Any undertaking, representation or warranty made by either Party hereunder is proven false or misleading.
6.2
Default Liabilities. If either Party defaults under this Agreement, it shall indemnify the other Party against any and all damages and losses resulting from the default, other than indirect damages. The non-default Party may also unilaterally terminate this Agreement without any liability.

6.3
If either Party intends to terminate this Agreement according to any law, regulation, or opinion of the regulatory authority, it shall provide a hard copy of the law or regulation, or opinion of the regulatory authority. If both Parties terminate this Agreement according to this provision, neither Party shall be subject to the default liabilities.

7	MISCELLANEOUS
7.1
The execution, validity, interpretation, performance as well as dispute settlement of or in connection with this Agreement shall be governed by the applicable laws of the People’s Republic of China (excluding Hong Kong SAR, Macao SAR and Taiwan). Any amendment to this Agreement or any issue absent hereof shall be settled by both Parties through friendly negotiation.

7.2
Any dispute arising from or in connection with this Agreement shall be settled by both Parties through friendly negotiation at first. Where such negotiation fails, any party shall be entitled to file an action at the competent People`s court where the defendant is located.

7.3
Both Parties hereby acknowledge that performance of this Agreement and realization of the objectives contemplated herein are based on trust and mutual collaboration between both Parties. Both Parties further acknowledge that, unless it is otherwise agreed herein, neither Party may assign all or part of its rights or obligations hereunder to any third party without the prior approval of the other Party.

7.4	All issues relating to this Agreement shall be settled by both Parties based on the principles of equality and reciprocity, and through friendly negotiation.
7.5
his Agreement shall be made in four (4) originals, two (2) for each party hereto. This Agreement shall become effective as of being duly signed by the legal representatives or authorized representatives of both Parties and affixed with the official seal of both Parties, and shall remain full force and effect for three years.

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Party A: Greatwall Securities Co., Ltd	Party B: Beijing Glory Technology Co., Ltd
Authorized Representative:	Authorized Representative:
Seal:	Seal:
Date: _________	Date: _________

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